Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis – January 2013

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	16.94%
Less: Coupon	0.56%
Servicing Fee	1.50%
Net Credit Losses	3.49%
Excess Spread :
January-13	11.39%
December-12	12.80%
November-12	12.60%
Three Month Average Excess Spread	12.26%

Delinquency:
30 to 59 Days	0.57%
60 to 89 Days	0.39%
90+ Days	0.99%
Total	1.95%

Principal Payment Rate	24.69%